Exhibit 107
EX-FILING FEES
CALCULATION OF FILING FEE TABLE

S-3ASR
(Form Type)

Weatherford International plc
Weatherford International, LLC
Weatherford International Ltd
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title		Amount Registered(1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)
Fees to Be Paid	Equity	Ordinary shares, nominal value of $0.001 per share of Weatherford International plc ("Weatherford Ireland")	Rule 456(b) and 457(r)	—	$—	$—	0.00015310	$—
Fees to Be Paid	Equity	Options of Weatherford Ireland	Rule 456(b) and 457(r)	—	$—	$—	0.00015310	$—
Fees to Be Paid	Other	Warrants of Weatherford Ireland	Rule 456(b) and 457(r)	—	$—	$—	0.00015310	$—
Fees to Be Paid	Other	Share Purchase Contracts of Weatherford Ireland	Rule 456(b) and 457(r)	—	$—	$—	0.00015310	$—
Fees to Be Paid	Other	Share Purchase Units of Weatherford Ireland	Rule 456(b) and 457(r)	—	$—	$—	0.00015310	$—
Fees to Be Paid	Debt	Debt Securities of Weatherford International Ltd. ("Weatherford Bermuda") and Weatherford International, LLC ("Weatherford Delaware")	Rule 456(b) and 457(r)	—	$—	$—	0.00015310	$—
Fees to Be Paid	Debt	Guarantees (2)	Rule 456(b) and 457(r)	—	$—	$—	0.00015310	$—
Total Offering Amount						$—		$—
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$—

(1)
An indeterminate amount of securities to be offered at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions, is being registered pursuant to this registration statement. In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), the registrant is deferring payment of the registration fee required in connection with this registration statement.

(2)	No separate consideration will be received for any guarantee of debt securities. Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to such guarantees.